Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the in this Offering Statement on Form S-1, Amendment 4 (Registration Statement No. 333-274354) of our audit report dated April 24, 2024, with respect to the balance sheet of Mag Mile Capital, Inc. as of December 31, 2023, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2023. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Offering Statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

April 26, 2024